Exhibit 99.1

MDI, Inc. Reports 2004 Third Quarter Results

SAN ANTONIO, Texas—November 15, 2004--MDI, Inc. (NASDAQ: MDII) today reported operating results for the third quarter ended September 30, 2004.

The Company reported a net loss allocable to common stockholders of $0.8 million or $0.06 per share, on net sales of $4.6 million, compared with a net loss allocable to common stockholders of $1.1 million or $0.08 per share, on net sales of $5.3 million for the quarter ended September 30, 2003. The loss included costs associated with the Company’s reorganization and relocation to San Antonio, as well as a $1.4 million gain from the sale of its consumer based distribution businesses during the third quarter. On a continuing operations basis, the company reported a loss of $2.0 million or $0.14 per share in the third quarter of 2004, compared with a loss of $1.3 million or $0.09 per share, in 2003. While sales were down, gross margin increased to 51.4% during the third quarter, up from 46.9% during the same period in 2003. Gross margin improvement reflects management commitment to focus on the Company’s higher margin core security products and to develop more efficient distribution channels for them.

For the first nine months of 2004, the Company reported a net loss allocable to common stockholders of $6.0 million or $0.42 per share, on net sales of $11.3 million, compared with a net loss allocable to common stockholders of $8.2 million or $0.58 per share, on net sales of $13.2 for the nine months ended September 30, 2003. On a continuing operations basis, the company reported a loss of $7.1 million or $0.49 per share in the first nine months of 2004, compared with a loss of $7.4 million or $0.53 per share, in 2003. As with the third quarter comparison, the year to date 2004 gross margin also improved from 41.0% during the comparable 2003 period to 45.9%.

Collier Sparks, the Company’s President and CEO stated, “With most of the consolidation and relocation expenses already incurred, the Company is well positioned to take full advantage of the opportunities that lie ahead. With our reorganization in place, coupled with a clear upgrade path for our legacy sites to our new U.L. approved products, our customer base is indicating an increase in the security market’s confidence in MDI and its core security solutions.”

MDI, INC. and SUBSIDIARIES
CONDENSED COMPARATIVE STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three months ended September 30,
	2004	2003
Sales	$4.6	$5.3
Gross Profit	2.4	2.5
Margin	51.4%	46.9%
Operating Expenses	3.7	3.2
Depreciation & Amortization	0.2	0.5

Operating Loss	(1.5)	(1.2)
Interest Income (Expense)	(0.0)	(0.1)
Other Income (Expense)	(0.5)	—

Loss Before Discontinued Operations and Income Taxes	(2.0)	(1.3)
Income Tax Benefit	—	—
Income (Loss) from Discontinued Operations	(0.2)	0.2
Income (Loss) from Sale of Business	1.4	—
Dividend requirements on preferred stock	(0.0)	(0.0)

Net Loss Allocable to Common Stockholders	(0.8)	(1.1)

Basic and Diluted Earnings (Loss) Per Share:
Continuing operations	$(0.14)	$(0.09)
Discontinued operations	0.08	0.01

Basic and Diluted Earnings (Loss) Per Share	$(0.06)	$(0.08)

Basic and Diluted Common Shares Outstanding (in millions)	14.6	14.1

	Nine months ended September 30,
	2004	2003
Sales	$11.3	$13.2
Gross Profit	5.2	5.4
Margin	45.9%	41.0%
Operating Expenses	11.1	10.9
Depreciation & Amortization	0.8	1.5

Operating Loss	(6.7)	(7.0)
Interest Income (Expense)	0.1	(0.6)
Other Income (Expense)	(0.5)	0.2

Loss Before Discontinued Operations and Income Taxes	(7.1)	(7.4)
Income Tax Benefit	—	—
Income (Loss) from Discontinued Operations	(0.3)	(0.7)
Income (Loss) from Sale of Business	1.4	—
Dividend requirements on preferred stock	(0.0)	(0.1)

Net Loss Allocable to Common Stockholders	(6.0)	(8.2)

Basic and Diluted Earnings (Loss) Per Share:
Continuing operations	$(0.49)	$(0.53)
Discontinued operations	0.07	(0.05)

Basic and Diluted Earnings (Loss) Per Share	$(0.42)	$(0.58)

Basic and Diluted Common Shares Outstanding (in millions)	14.6	14.1

MDI, INC. and SUBSIDIARIES
CONDENSED COMPARATIVE BALANCE SHEETS
(in millions)

	September 30,	December 31,
	2004	2003
Cash	$4.7	$6.3
Marketable Securities	—	1.5
Receivables	4.2	3.6
Inventories	0.8	1.7
Other Current Assets	0.1	0.7
Assets of Discontinued Operations	0.3	5.8

Current Assets	10.1	19.6
Property & Equipment	1.4	2.6
Intangibles	2.8	2.8
Other Assets	0.6	0.7

Total Assets	$14.9	$25.8

Payables	$1.0	$1.3
Accrued Expenses	1.9	3.4
Accrued Royalties	0.1	0.3
Deferred Income	0.3	0.5
Other Current Liabilities	0.2	—
Liabilities of Discontinued Operations	0.6	3.9

Current Liabilities	4.1	9.4
Accrued Royalties	—	0.1
Other Liabilities	—	0.0

Long-Term Liabilities	—	0.1
Equity	10.8	16.3

Total Liabilities and Equity	$14.9	$25.8

About MDI, Inc.

MDI, Inc. (NASDAQ: MDII) is an established global leader in providing centralized, integrated security management solutions to corporate, government and institutional enterprises.

About MDI Security Systems

For 25 years, MDI Security Systems has been securing clients across the globe by delivering the most dependable access control and integrated security management solutions available. As a security industry pioneer and technical thought leader, MDI continues to deliver value to its shareholders through the development of market-driven, technically superior security systems that can be managed from a centralized point of control. By combining a quarter century of expertise with thousands of worldwide users from a variety of industries including financial, transportation, manufacturing, education, government, defense and homeland security, MDI is able to maintain the highest return on investment in the industry for its client base. More information on MDI Security Systems and its solutions can be found at www.mdisecure.com.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

          CONTACT: MDI, Inc., San Antonio, Texas
                   Richard A. Larsen, 210-582-2664
                   www.mdisecure.com